UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 18, 2010 (March 15, 2010)

ENTERPRISE BANCORP, INC.

(exact name of registrant as specified in charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-33912 (Commission File Number)	04-3308902 (IRS Employer Identification No.)

222 Merrimack Street
Lowell, Massachusetts	01852
(address of principal executive offices)	(Zip Code)

(978) 459-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendment to By-laws

As of March 15, 2010, in accordance with authority granted under the articles of organization and by-laws of Enterprise Bancorp, Inc. (the “Company”), and pursuant to applicable Massachusetts law, the Board of Directors of the Company voted to amend and restate the Company’s by-laws in their entirety, which became effective upon the Board’s adoption of such vote.  The purposes for such amendment and restatement of the Company’s by-laws were generally as follows:  (1) to specify that a required qualification for membership on the Board of Directors is that a member must either currently or in the past have maintained a residence, business interest or had community involvement within Massachusetts or New Hampshire; (2) to remove certain obsolete means of providing notice to Board members of special directors meetings (i.e., removal of notice by telegraph or telex as a permissible means of notification); (3) to clarify the extent of permissible delegation of authority from the Board of Directors to the Company’s chief executive officer to appoint other officers of the Company and to provide that the chief executive officer may further delegate such authority with respect to non-executive management personnel; and (4) to clarify the required procedures applicable to any resignation by an officer of the Company to be consistent with proposed changes to the appointment process.

A copy of the Company’s Amended and Restated By-laws, as approved and adopted by the Board of Directors, which is marked to show the specific changes to the language of the Company’s by-laws as they were in effect immediately prior to such amendment and restatement, is included as Exhibit 3.2 to this report.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	The following exhibit is included with this report:

	Exhibit 3.2	Amended and Restated By-laws of Enterprise Bancorp, Inc. as approved by Board of Directors as of March 15, 2010 (marked to show changes to prior by-laws)

[Remainder of Page Intentionally Blank]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: March 18, 2010	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Chief Financial
Officer and Treasurer